                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                                  ___________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):          March 3, 1999
                                                           -------------

                            K&G MEN'S CENTER, INC.
              (Exact Name of Registrant as Specified in Charter)

GEORGIA                               0-27348               58-1898817
(State of Incorporation)      (Commission File Number)    (IRS Employer
                                                          Identification No.)

                           1225 CHATTAHOOCHEE AVENUE
                            ATLANTA, GEORGIA  30318
                   (Address of principal executive offices)

                                (404) 351-7987
             (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS.

          On March 3, 1999, The Men's Wearhouse, Inc., a Texas corporation ("TMW"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with TMW Combination Company, a Georgia corporation and a wholly owned subsidiary of TMW ("Combination Company") and K&G Men's Center, Inc., a Georgia corporation (the "Company"). Under the terms of the Merger Agreement, Combination Company will be merged with and into the Company, which will result in the Company becoming a wholly owned subsidiary of TMW. The shareholders of the Company will receive, based on certain adjustments, between 4.1 and 4.4 million shares of TMW's common stock, par value $.01 per share (the "TMW Common Stock"), in exchange for all of the outstanding capital stock of the Company. The agreement provides that each share of the Company will be converted into .4 of a share of TMW Common Stock if the price of TMW Common Stock is $32.50 or above for a 15-day trading period prior to closing. If the price is $27.50 or less, then each share will be converted into .43 of a share of TMW Common Stock. The conversion rate will vary between .4 and .43 if the stock price is between $32.50 and $27.50 per share. There is no assumption of any significant debt of the Company and TMW intends to account for the transaction as a pooling of interest.

     The merger is subject to customary terms and conditions, including the receipt of all required regulatory approvals. Although there can be no assurance that the merger will close, the Company currently anticipates that the acquisition will be consummated shortly after the receipt of such regulatory approvals, the satisfaction of the remaining conditions set forth in the Merger Agreement, and the approval of the transaction by the Company's shareholders.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        K&G MEN'S CENTER, INC.
                                        (Registrant)


                                        By: /s/ Stephen H. Greenspan
                                           -------------------------
                                           Stephen H. Greenspan
                                           Chairman of the Board, President and
                                           Chief Executive Officer

Date:  March 10, 1999